UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 4, 2010
SYMETRA FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-33808	20-0978027
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

777 108th Avenue NE, Suite 1200 Bellevue, Washington	98004
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (425) 256-8000
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On March 4, 2010, the Compensation Committee of the Board of Directors (“Compensation Committee”) of Symetra Financial Corporation (“Symetra” or the “Company”) approved a new Annual Incentive Bonus Plan (the “new AIB Plan”) to replace the prior Annual Incentive Bonus Plan, as revised on February 21, 2005 and which was included as Exhibit 10.14 to our Registration Statement on Form S-1 (Registration No. 333-162344) filed on October 5, 2009 (the “old AIB Plan”). The new AIB Plan becomes effective for the plan year commencing January 1, 2010.
Like the old AIB plan, the new AIB Plan provides bonus compensation to all salaried employees of the Company who meet certain eligibility requirements and who meet performance-related goals to reward them for their roles in the Company's success. The individual performance goals are determined by the plan administrator or by the eligible employee’s manager. Awards are based in part on an assessment of individual performance compared to their performance goals. As with the old AIB Plan, the maximum total percentage that an eligible employee can receive is 200% of their target bonus. Unlike the old AIB Plan, the new AIB Plan does not specify a percentage or percentage range for the target percentage relating to an eligible employee’s position, which percentage is multiplied by the eligible employee’s earnings to calculate his or her target bonus. The new AIB Plan clarifies that the Company’s performance goals need not be based upon an increase or positive result under a business criterion and could include, for example, maintaining the status quo or limiting economic losses.
The new AIB Plan also clarifies or further defines certain procedures or terms originally set forth in the old AIB Plan. For example, the new AIB Plan clarifies the powers of the plan administrator and defines the meaning and conditions relating to total disability of an individual.
The Company will pay the amount of the incentive bonuses awarded under the new AIB Plan within two and a half months following the plan year for which the Company and eligible employee goals apply.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYMETRA FINANCIAL CORPORATION
By:	/s/ George C. Pagos
	Name:	George C. Pagos
	Title:	Senior Vice President, General Counsel and Secretary

Date: March 10, 2010